                                                                     EXHIBIT 2.1


                           DATED:  JANUARY 22, 1998
                           ------------------------



                 (1)  LUCAS INDUSTRIES PLC AND OTHERS

                 (2)  PRESTOLITE ELECTRIC LIMITED AND OTHERS

                 (3)  PEI HOLDING INC.





                      U M B R E L L A   A G R E E M E N T
                      -----------------------------------


                                relating to the

                          Sale and Purchase of Lucas'
                        Electrical Products Business in
              England and companies in South Africa and Argentina



Eversheds
10 Newhall Street,
Birmingham B3 3LX
Tel: 0121 233 2001
Fax: 0121 236 1583a
ID:BIRCORP 56175

                                    CONTENTS
                                    --------

1.     Definitions
2.     Sale and Purchase of the Activity, the Shares and the Lucas Loan
3.     Completion
4.     Good Faith Provision
5.     Holding Company Loan
6.     Post Completion Covenants
7.     Waiver
8.     Notices
9.     Costs
10.    Entire Agreement
11.    Survival of Certain Provisions
12.    Governing Law
13.    Guarantees
14.    Announcements
15.    Termination
16.    Assignment
17.    No Third Party Beneficiary
18.    Authority
19.    Restrictive Trade Practices Act

SCHEDULE 1     Part 1  Details of the Vendors
               Part 2  Details of the Purchasers
SCHEDULE 2     Ancillary Agreements
SCHEDULE 3     The Guarantee by the Purchaser Guarantor
SCHEDULE 4     The Guarantee by the Parent Vendor
SCHEDULE 5     Acton HDP Products Part Numbers

THIS AGREEMENT is made on January 22, 1998
--------------
BETWEEN
-------

(1) THE VENDORS Those companies whose names and registered offices are set out in Schedule 1 part 1

(2) THE PURCHASERS Those companies whose names and registered offices are set out in Schedule 1 part 2

(3) THE PURCHASER GUARANTOR PEI Holding Inc., a Delaware Corporation whose principal place of business is at 2100 Commonwealth Boulevard, Ann Arbor, Michigan 48105, USA

RECITALS
--------

(A) The Subsidiary Vendor has agreed to sell the Activity and the Parent Vendor has agreed to sell the Argentinean Shares, the Lucas Loan and the South African Shares respectively to certain of the Purchasers on the terms and conditions hereinafter appearing and on the terms of respectively the English Sale Agreement, the Argentinean Sale Agreement and the South African Sale Agreement. The Vendors and the Purchasers have also agreed to enter into the Ancillary Agreements.

(B) The Parent Vendor has entered into the English Sale Agreement for the purposes set out in the recitals to that Agreement.

(C) In consideration of the Vendors entering into this Agreement, the Sale Agreements, those which are relevant of the Associated Documents and the Ancillary Agreements (in order to sell the Activity, the Shares and the Lucas Loan to the Purchasers and to regulate the relationship that will exist between them after Completion), the Purchaser Guarantor has agreed to guarantee performance by the

       Purchasers of their respective obligations hereunder, under each of the Sale Agreements, each of the Associated Documents and under each of the Ancillary Agreements in the manner hereinafter appearing.

(D) In consideration of the Purchasers and the Purchaser Guarantor entering into this Agreement, the Sale Agreements, those which are relevant of the Associated Documents and the Ancillary Agreements (in order to buy the Activity, the Shares and the Lucas Loan and to regulate the relationship that will exist between them after Completion), the Parent Vendor has agreed to guarantee the obligations of the Vendors hereunder, under each of the Sale Agreements, each of the Associated Documents and under each of the Ancillary Agreements in the manner hereinafter appearing.

NOW THIS AGREEMENT WITNESSES as follows:-

1.   DEFINITIONS
--   -----------

     In this Agreement (which expression shall include the Recitals of and Schedules to this Agreement) except where inconsistent with the subject matter or context:-

     1.1 The following words and expressions shall bear the following meanings respectively:-

            "the Ancillary Agreements"            Those agreements in the Agreed
                                                  Terms listed in Schedule 2

            "the Argentinean Sale Agreement"      An agreement of even date herewith
                                                  made between the Parent Vendor (1)
                                                  Prestolite  (2) and Prestolite
                                                  Newco (3) relating to the sale of
                                                  the Argentinean Shares and the
                                                  Lucas Loan

"the Argentinean Shares"                          The entire issued share capital of
                                                  Lucas Argentine Holdings, Inc., a
                                                  Delaware corporation and 1,393,139
                                                  of the issued shares in the
                                                  capital of Lucas Indiel Argentina
                                                  S.A.

"the Assets"                                      The Assets the subject of the
                                                  English Sale Agreement (and as
                                                  defined therein)

"the Associated Documents"                        Each of the documents or
                                                  agreements (other than the
                                                  Ancillary Agreements) referred to
                                                  in the Sale Agreements which are
                                                  to be entered into or issued on
                                                  Completion of such Sale Agreements
                                                  including without limitation the
                                                  `A' Loan Notes, the `B' Loan Notes
                                                  and the `C' Loan Notes (as defined
                                                  in the Argentinean Sale Agreement)

"Completion"                                      Completion of the sale and
                                                  purchase hereby agreed and agreed
                                                  pursuant to the Sale Agreements in
                                                  accordance with clause 3 and "the
                                                  Completion Date" shall be
                                                  construed accordingly.

"Effective Completion"                            Completion of all the Sale
                                                  Agreements and effective exchange
                                                  of the Ancillary

                                                  Agreements in
                                                  accordance with clause 3

"English Purchaser"                               Prestolite Electric Limited,
                                                  registered number 1189048

"English Sale Agreement"                          An Agreement of even date herewith
                                                  made between the Subsidiary Vendor
                                                  (1) the English Purchaser (2) and
                                                  the Parent Vendor (3) relating to
                                                  the sale and purchase of the
                                                  Activity and the Assets (as
                                                  defined in such agreement) in the
                                                  Agreed Terms

"the Entire Agreement Clauses"                    The provisions of each of Clause
                                                  10.1 of this Agreement, Clause 9
                                                  of the South African Sale
                                                  Agreement, Clause 10 of the
                                                  Argentinean Sale Agreement and
                                                  Clause 16 of the English Sale
                                                  Agreement

"the Holding Company Loan"                        The balance outstanding of the
                                                  long-term loan referred to in a
                                                  letter dated 16 June 1994 from
                                                  Standard Bank of South Africa
                                                  addressed to Lucas Industries
                                                  South Africa (Pty) Limited

"the Lucas Group"                                 Lucas Varity and any company which
                                                  is for the time being a Subsidiary
                                                  or Subsidiary Undertaking of
                                                  LucasVarity but excluding all the
                                                  companies whose shares (whether in
                                                  whole or in part) are to be sold
                                                  under the Sale Agreements

"Lucas Loan"                                      The same meaning as is attributed
                                                  to that expression in the
                                                  Argentinean Sale Agreement

"LucasVarity"                                     LucasVarity plc, registered number
                                                  3207774

"the Parent Vendor"                               Lucas Industries plc, registered
                                                  number 54802, one of the Vendors

"Prestolite"                                      Prestolite Electric Incorporated,
                                                  a Delaware Corporation

"Purchaser's Group"                               The same meaning as is attributed
                                                  to that expression in each Sale
                                                  Agreement

"the Sale Agreements"                             The English Sale Agreement, the
                                                  Argentinean Sale Agreement and the
                                                  South African Sale Agreement taken
                                                  together

"the Shares"                                      The Argentinean Shares and the
                                                  South African Shares taken together

"the South African Sale Agreement"                An agreement of even date herewith
                                                  made between the Parent Vendor and
                                                  Prestolite (2) relating to the
                                                  sale of the South African Shares

"the South African Shares"                        The entire issued share capital of
                                                  Lucas Holdings South Africa (PTY)
                                                  Limited

"Subsidiary"                                      A subsidiary company  within the
                                                  meaning of Section 736 Companies
                                                  Act 1985 wheresoever incorporated

"Subsidiary Undertaking"                          A subsidiary undertaking within
                                                  the meaning of in Section 258
                                                  Companies Act 1985 wheresoever
                                                  situate

"the Subsidiary Vendor"                           Lucas Limited, registered number
                                                  872948, one of the Vendors

  1.2 References in this Agreement to statutes or any statutory provision shall include any statutory modification, re-enactment or extension thereof for the time being in force and any orders, regulations, instruments or other subordinate legislation made thereunder provided always that this shall not operate to increase the liability of the parties hereunder.

  1.3   In this Agreement:-

        1.3.1 the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa;

        1.3.2 references to persons shall include bodies corporate, unincorporated associations and partnerships;

        1.3.3 the expression "the Vendors" shall be construed as any one or more of the Vendors or all of them as the context shall permit and shall include their respective successors in title and permitted assignees;

        1.3.4 the expression "the Purchasers" shall be construed as any one or more of the Purchasers or all of them as the context shall permit and shall include their respective successors in title and permitted assignees;

        1.3.5 the headings contained in this document are inserted for convenience only and shall not affect its construction;

  1.4 Whenever a document is referred to as being "in the Agreed Terms" it shall be in the form agreed and initialled by or on behalf of the Vendors and the Purchasers.

  1.5 Except where the contrary is stated, any reference herein to a clause or Schedule or party is to a clause of or Schedule or party to this Agreement and any reference within a clause or Schedule to a sub-clause, paragraph or other sub-division is a reference to such sub-clause, paragraph or other sub-division so numbered or lettered in that clause or Schedule. The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

  1.6 Except where the context shall provide or imply to the contrary and except in clause 6 where the definitions contained in that clause shall apply to it alone words and expressions defined in each or any of the Sale Agreements shall have the same meaning in this Agreement.

2.   SALE AND PURCHASE OF THE ACTIVITY THE SHARES AND THE LUCAS LOAN
--   ---------------------------------------------------------------

     2.1 The relevant provisions of this Agreement and of each of the Sale Agreements shall apply relating to the sale of in the case of the English Sale Agreement the Activity and the Assets (as defined in such Agreement) and in the case of each of the other Sale Agreements those of the Shares as shall be relevant and in the case of the Argentinean Sale Agreement the Lucas Loan. Accordingly in construing each of the Sale Agreements the same shall be read and construed as incorporating within it those provisions of this Agreement as shall be applicable to it.

     2.2 On the date of this Agreement the Vendors, the Purchasers and the Purchaser Guarantor shall procure that each of the Sale Agreements is entered into and exchanged by the parties thereto.

     2.3 On the date of this Agreement the parties shall or, as the case may be, shall procure that the Ancillary Agreements are entered into and exchanged by the parties thereto.

3.   COMPLETION
--   ----------

     3.1 Subject as hereinafter provided (and notwithstanding the provisions of each of the Sale Agreements relating to Completion) Completion shall not occur of any of the Sale Agreements unless Completion shall occur of all of them.

     3.2 If all the Sale Agreements and all the Ancillary Agreements are not entered into and exchanged in accordance with clause 2 the parties shall not be obliged to complete any of them and the provisions of clause 15 shall apply.

     3.3 Following exchange of each of the Sale Agreements and each of the Ancillary Agreements the parties shall and shall procure that:-

          3.3.1 each of the Sale Agreements is completed in accordance with its terms and on the basis that all matters and things required to be done on completion of each such agreement are duly performed;

          3.3.2 each of the Ancillary Agreements is formally exchanged as a binding agreement and, where relevant, completed.

          The Sale Agreements, the Ancillary Agreements and all documents and things delivered pursuant thereto (including monies paid by way of Provisional Consideration as defined in each of the Sale Agreements and by way of consideration for the Lucas Loan pursuant to the Argentinean Sale Agreement) shall in each case be held to the order of the party or parties delivering the same and in escrow so that their terms do not come into force and effect until Effective Completion and all payments made thereunder and hereunder will be held to the order of the party making the payment until Effective Completion. Completion shall only become effective in accordance with clause 3.4.

     3.4 Effective Completion will take place when all matters and things required to be done and monies required to be paid on completion of each of the Sale Agreements and the provisions of clause 3.3.2. have been done, paid and complied with (subject to the escrow arrangements referred to in clause 3.3.) whereupon:-

          3.4.1 the Sale Agreements and all documents delivered and payments made pursuant thereto shall be released to the recipient and the Sale Agreements and such other documents will come into full force and effect in accordance with their respective terms; and

          3.4.2 the Ancillary Agreements will come into full force and effect in accordance with their respective terms.

     3.5 If any of the Sale Agreements is not completed in accordance with its terms and in accordance with the provisions of this Agreement or if any of the

          Ancillary Agreements is not exchanged and where relevant completed as contemplated by this clause 3 (and notwithstanding that some of such documents may have been completed and/or exchanged in accordance with their respective terms) none of the parties to such documents shall be obliged to complete any of them and the provisions of clause 15 shall apply.

     3.6 If Effective Completion has not occurred by midnight (London time) on the date on which this Agreement is entered into then all the Sale Agreements, all the Ancillary Agreements and this Agreement shall lapse and be of no further force or effect and none of the parties thereto shall have any claim against any other party.

4.   GOOD FAITH PROVISION
--   --------------------

     4.1 In light of the provisions of the Loan Notes (as defined in the Argentinean Sale Agreement) but without prejudice to any of their respective provisions the Purchasers shall and shall procure that each Group Member (as so defined) shall treat the Parent Vendor fairly and shall act in good faith with regard to the interests of the Parent Vendor.

     4.2 Without prejudice to the generality of the foregoing and without prejudice to the provisions of either the `A' Loan Notes or `B' Loan Notes (as so defined) (so that their provisions are and will remain unaffected by the following provisions of this clause 4) the Purchasers shall not and shall procure that no Group Member (as so defined) shall participate in the implementation of any scheme, arrangement or transaction or otherwise take any steps the effect of which is to diminish EBITDA (as defined in the `C' Loan Note as defined in the Argentinean Sale Agreement) in any year, reduce the amount which would otherwise be payable under the Loan Notes or otherwise frustrate or defeat the provisions of those Notes and the intent and spirit which lies behind them provided always that the Vendor accepts that nothing contained in this clause 4.2 shall prevent the taking of any steps the effect and the only effect of which would be to diminish EBITDA thereby reducing the amount which would otherwise be payable under the

          `C' Loan Notes if the Purchasers are able to demonstrate to the reasonable satisfaction of the Parent Vendor that the overriding and principal purpose of the act which would otherwise constitute a breach of this clause 4.2 is in the best commercial interests of the Group and is reasonably necessary to secure the financial position of the Group going forward and that an incidental effect of such over-riding and principal purpose is a deleterious effect on EBITDA.

     4.3 Without prejudice to any other provision of this Agreement and the rights of the Parent Vendor hereunder where the Purchasers participate or any Group Member participates in the implementation of any scheme, arrangement or transaction the effect of which is to diminish EBITDA in any year or reduce the amount which would otherwise be payable under the `C' Loan Notes or otherwise takes any action which may interfere with or be detrimental to the ability of the Group to maximise EBITDA the Parent Vendor and the Purchasers will negotiate in good faith with a view to agreeing an appropriate adjustment to EBITDA or another appropriate arrangement so that the Parent Vendor is compensated for any loss it suffers as a consequence of such participation or action.

5.   HOLDING COMPANY LOAN
--   --------------------
     Prestolite and the Purchaser Guarantor shall procure that Lucas Holdings South Africa (Pty) Limited discharges the Holding Company Loan in accordance with its terms.

6.   POST COMPLETION COVENANTS
--   -------------------------

     6.1   In this clause 6 a "Competing Business" means any of the following:-

           6.1.1 a trade or business of being engaged anywhere in the world in designing and/or manufacturing and/or selling Acton HD Products;

           6.1.2 a trade or business of being engaged anywhere in the world in designing and/or manufacturing Pty and Indiel Products and/or of being engaged in selling them to any customer in, or who requires delivery in, or who any member of the Lucas Group has good reason to believe intends to sell them in, the South African Territory or Argentina and whether such sale is to the OE Market, Original Equipment Service or the Aftermarket.

6.2    In this clause 6 the following expressions have the following meanings:-

  "Activity"                                 has the meaning given in the
                                             English Sale Agreement

  "Acton HD Products"                        means

                                             (a) those starter motors and
                                                 alternators and components
                                                 thereof listed by type number
                                                 in part 1 of schedule 2 to the
                                                 English Sale Agreement

                                             (b) those starter motors and
                                                 alternators and components
                                                 thereof not so listed which
                                                 were designed and/or
                                                 manufactured and/or assembled
                                                 and sold by the Activity
                                                 (including by transfer to LAO)
                                                 in the 2 years immediately
                                                 preceding Completion; and/or

                                             (c) products which in terms of
                                                 functional specification and/or
                                                 application are interchangeable
                                                 with any of the products
                                                 referred to in sub-clauses (a)
                                                 or (b) above

  "Aftermarket"                              means the market for (a) spare and
                                             replacement parts for components or
                                             sub-assemblies comprised within the
                                             products of Original Equipment
                                             Manufacturers and (b) automotive
                                             accessories but excludes Original
                                             Equipment Service

  "Assets"                                   has the meaning given in the
                                             English Sale Agreement

  "Indiel"                                   means Lucas Indiel Argentina S.A.

  "Indiel Group"                             means "the Group" as defined in the
                                             Argentinean Sale Agreement

  "Lucas Exchange Programme"                 means the scheme operated by the
                                             Subsidiary Vendor whereby the
                                             Subsidiary Vendor or other members
                                             of the Lucas Group supply to
                                             customers of Lucas Group Companies
                                             (inter alia) alternators and
                                             starter motors ("Electrical
                                             Exchange Units") remanufactured
                                             from used Electrical Exchange Units
                                             or occasionally supply such
                                             customers new units as
                                             remanufactured units. The
                                             Electrical Exchange Units and their
                                             LR numbers for 1997/8 are included
                                             in the Lucas Catalogue XCB167A a
                                             copy of which is annexed hereto
                                             marked "Appendix A" and has been
                                             initialled for identification
                                             purposes by the parties to this

                                             Agreement. The range of Electrical
                                             Exchange Units varies from time to
                                             time as the vehicle parc changes

"Lucas Group"                                LucasVarity and (other than any of
                                             the companies whose shares (whether
                                             in whole or in part) are to be sold
                                             under the Sale Agreements) any
                                             company which is a Subsidiary or
                                             Subsidiary Undertaking of
                                             LucasVarity from time to time and
                                             at the time that the relevant
                                             clause in which such expression
                                             appears has application, which
                                             where a claim is to be made under
                                             the relevant clause shall mean when
                                             the cause of action accrued under
                                             such clause

"Lucas Turkey"                               means Lucas Elektrik Sanayi Ve
                                             Ticaret AS, a Turkish company

"Lucas TVS"                                  means Lucas TVS Limited, an Indian
                                             company

"OE Market"                                  means Original Equipment
                                             Manufacturers in their capacity as
                                             buyers of products for fitting as
                                             original equipment

"Original Equipment                          means any manufacturer or assembler
                                             -----
 Manufacturer                                of transport vehicles, engines or
                                             similar equipment including, but
                                             not limited to, a manufacturer or
                                             assembler of motor cars, vans,
                                             buses, coaches, forklifts,
                                             industrial vehicles, trucks,
                                             tractors or marine,
                                             motive power or stationary engines
                                             or a manufacturer of components or
                                             sub-assemblies to be fitted as
                                             original equipment to such
                                             vehicles, engines or similar
                                             equipment

"Original Equipment Service"                 means the market for supplies of
                                             spare and replacement parts to any
                                             Original Equipment Manufacturer
                                             other than for fitting as original
                                             equipment or to any dealer of any
                                             Original Equipment Manufacturer in
                                             its capacity as a dealer of such
                                             Original Equipment Manufacturer

"Pty"                                        means Lucas Automotive South Africa
                                             (Pty) Ltd

"Pty and Indiel                              means:-
 Products"
                                             (a)  starter motors and alternators
                                                  and components thereof
                                                  manufactured and/or sold by
                                                  Indiel and/or Pty at
                                                  Completion or which were
                                                  manufactured and/or sold by
                                                  Indiel or any member of Indiel
                                                  Group and/or by Pty or any
                                                  member of the Pty Group at any
                                                  time in the 2 years
                                                  immediately preceding
                                                  Completion; and/or

                                             (b)  products which in terms of
                                                  functional specification
                                                  and/or application are
                                                  interchangeable with any of
                                                  the products referred
                                                  to in sub-clause (a) above

"Pty Group"                                  means "the Group" as defined in the
                                             South African Sale Agreement

"Person" means any person, firm, company, business, undertaking, entity, concern or close corporation

"Purchaser's Group"                          means PEI Holding Inc., a Delaware
                                             company, and any Company which is a
                                             Subsidiary or Subsidiary
                                             Undertaking of PEI Holding Inc from
                                             time to time and at the time that
                                             the relevant clause in which such
                                             expression appears has application
                                             which where a claim is to be made
                                             under the relevant clause shall
                                             mean when the cause of action
                                             accrued under such clause

"South African Territory"                    means South Africa, Botswana,
                                             Lesotho, Namibia and Swaziland

"Subsidiary"                                 means a subsidiary company as
                                             defined in section 736 of the
                                             Companies Act 1985

"Subsidiary Undertaking"                     means a subsidiary undertaking as
                                             defined in section 258 of the
                                             Companies Act 1985


6.3 For the purposes of assuring to (a) the English Purchaser the full benefit of the Activity and (b) the respective purchasers under the Argentinean Sale Agreement and the South African Sale Agreement respectively the full benefit of the respective businesses carried on by each of Indiel and Pty and the goodwill in each of such businesses and in consideration of the agreement of the English Purchaser to buy the Activity and the Assets under the English Sale Agreement and in consideration of the consideration referred to in clause 6.10 of this Agreement, the Vendors and each of them covenants and undertakes in favour of the Purchaser Guarantor for itself and as trustee for the Purchasers and each member of the Purchaser's Group (including for the avoidance of doubt Indiel and Pty) that they shall not and shall procure that no other member of the Lucas Group will, either alone or in conjunction with or on behalf of any other Person:-

       6.3.1 subject to clause 6.4 for a period of 4 years from Completion either on its own account or in conjunction with or on behalf of any Person be (either directly or indirectly) engaged or (save as the holder of shares or other securities in any company which are quoted, listed or otherwise dealt in on a recognised stock exchange or other securities market which confer not more than 5% of the votes which could be cast at a general meeting of the company concerned) concerned with or interested in any Competing Business;

       6.3.2 for a period of two years from Completion either on its own account or in conjunction with or on behalf of any Person without the prior written consent of the Purchaser Guarantor, which consent shall not be unreasonably withheld or delayed, solicit or endeavour to entice away any person who being an employee employed by the Activity or any company in the Pty Group or the Indiel Group at Completion is engaged in a senior or managerial position where such employee remains employed by any member of the Purchaser's Group and whether or not such person would commit a breach of contract by reason of leaving service;

       6.3.3 subject to clause 6.4 for a period of 4 years from Completion either personally or by any agent directly or indirectly either on its own account or for any other Person solicit the custom of any Person (who is not a member of the Lucas Group) in relation to a Competing Business if such Person was at any time within twelve months prior to or at the Completion Date a customer of the Activity or Indiel or Pty whether or not such Person would commit a breach of contract by reason of transferring business;

       6.3.4 save as may be required by law or the regulations of the New York Stock Exchange or the London Stock Exchange Limited for a period of five years from Completion reveal to any Person or use or exploit for its own benefit or for the benefit of any other Person any of the trade secrets, secret or confidential operations, processes or dealings or any other confidential information concerning the Activity or Indiel or Pty including (without limitation) customer lists and names, sales targets and statistics, market share statistics, surveys and reports so far as the same have come to the Vendors' knowledge or to the knowledge of any other member of Lucas Group before Completion but so that this restriction shall:-

               6.3.4.1 cease to apply to information which otherwise than through default of any member of the Lucas Group becomes available to the public generally;

               6.3.4.2 not prevent or restrain any member of the Lucas Group from using, exploiting or disclosing such confidential information when the information to be used, exploited or revealed relates not only to the Activity or to the business of Pty or Indiel but also to any trade or business existing at Completion of any member of the Lucas Group and such use, exploitation or revelation is to be made exclusively in relation to such business and without reference to the Activity or Indiel or Pty.

6.4    Nothing in clause 6.3 shall prevent or restrict the Lucas Group or any
                  ==========
       member of it, either alone or in conjunction with or on behalf of any other Person:-

       6.4.1 from continuing to hold shares in, to control or to acquire further shares in Lucas TVS and nothing in this Agreement shall prevent or restrict Lucas TVS from continuing to carry on any of its businesses as they exist at Completion, nor from developing any such businesses or any business of a similar type. The Vendors and Purchaser Guarantor agree that Lucas TVS may continue to export products, and to expand and develop its exporting business (but not into Argentina or the South African Territory in relation to Pty and Indiel Products) without restriction save only that before any such expansion or development which the Vendors reasonably believe is material to any member of the Purchaser's Group including but not limited to in relation to the Activity they, or one of them, will notify the Purchaser Guarantor of the same. The Vendors indicate to the Purchaser Guarantor that so far as the Vendors are aware Lucas TVS has no current plans to launch a major expansion of its exporting business and does not currently intend to do so;

       6.4.2 from continuing to hold shares in Lucas Turkey and nothing in this Agreement shall prevent or restrict Lucas Turkey from continuing to carry on or developing any of its businesses as they exist at Completion nor from developing any such businesses or any business of a similar type (but not by way of exports into Argentina or the South African Territory);

       6.4.3 in whatever form it takes from continuing to own carry on and developing any of its businesses anywhere in the world, which are howsoever and whether directly or indirectly, engaged, concerned with or interested in selling in the Aftermarket and/or to Original Equipment Service (but not in the OE Market save as expressly permitted by any of the other sub-clauses of this clause 6.4) starter motors and alternators or components thereof which are not Acton HD Products other than the sale of Pty and Indiel Products to any customer in, or who requires delivery in, or who any member of the Lucas Group has good reason to believe intends to sell the same, in Argentina or the South African Territory;

       6.4.4 from continuing to carry on its business existing at Completion of remanufacturing and selling starter motors and alternators for any application nor from developing the same or any business of a similar type (but not by way of exports into Argentina or the South African Territory);

       6.4.5 from continuing to carry on the activity existing at Completion of selling new or remanufactured starter motors and alternators as part of the Lucas Exchange Programme nor from developing such business (but not by way of exports into Argentina or the South African Territory) and in particular but without limiting the generality of the foregoing from obtaining from any Person new products which are equivalent to Acton HD Products having the part numbers listed in Schedule 5 which have hitherto been obtained from the Activity for sale as part of such Lucas Exchange Programme (but only where the same are not hereafter continued to be acquired from a member of the Purchaser's Group) but such new products so obtained shall not exceed 7,000 units in aggregate in any 12 month period or such greater number of units as the English Purchaser shall consent to, such consent not to be unreasonably withheld (reasonableness to be judged in the context of the above mentioned quantity);

              6.4.6 from acquiring, holding or operating any business or the shares or other securities of any company (including, without limitation, shares which are quoted, listed or otherwise dealt in on a recognised stock exchange or other securities market) or group of companies or participating in any joint venture:-

                     6.4.6.1 where the portion of the activities of such business, company, group of companies or joint venture which comprises a Competing Business is not substantial to such entity as a whole; and

                     6.4.6.2 where the principal purpose of such acquisition or participation is not to acquire or participate in a Competing Business,

                     provided that:

                    (a) the relevant member of the Lucas Group shall, within 12 months after acquiring any such business, company or group of companies offer to sell at market value to the Purchaser Guarantor such incidental part which is a Competing Business; and

                    (b) the Purchaser Guarantor and such member of the Lucas Group shall negotiate in good faith with a view to agreeing to the terms for such sale (but shall not be obliged to conclude such sale if mutually acceptable terms cannot be agreed); and

                    (c) where the Competing Business to be offered to the Purchaser Guarantor under the foregoing provisions of this clause has annual sales in excess of 25% of the aggregate annual sales of the Purchaser's Group the Vendors and the Purchaser Guarantor shall, if they are able to agree the market value for the same and other terms and conditions relating to any proposed sale to the Purchaser Guarantor, negotiate in good faith with a view to agreeing deferred terms for payment of some or all of the price (but the relevant member of the Lucas Group shall not be obliged to conclude any such sale if mutually acceptable terms cannot be agreed) it being agreed that the offer by the Purchaser Guarantor to issue to the Vendors, or one of them, a 5 year level amortising in years 2-5 note bearing interest at the rate per annum which is 2% above Barclays Bank plc's base lending rate from time to time or 12% per annum whichever is the higher on the date on which such note is issued shall (but subject to what follows) be deemed an acceptable form of deferred payment but such note shall only be acceptable provided that the Purchaser Guarantor is able to provide in respect of such note security which is acceptable (in both form and substance) to the Vendors, or one of them, and the Vendors are satisfied with the Purchaser Guarantor's ability to meet its obligations under the Note.

              6.4.7 from carrying on any of the activities in the capacity and to the extent as contemplated by the Ancillary Agreements or any of them or from enjoying or exercising any benefits or rights granted to any member of the Lucas Group pursuant to such Ancillary Agreements;

              6.4.8 from continuing to carry on the business existing at Completion of the provision of a contract repair service in respect of starter motors and alternators of all types to fleet operators and vehicle repairers nor from developing the same or any business of a similar type (but not in Argentina or the South African Territory) provided that this provision shall not grant any rights to do anything which would infringe the intellectual property rights acquired by the Purchaser's Group (including any owned at Completion by Indiel or Pty) from the Vendors pursuant to the Sale Agreements;

              6.4.9 subject to the provisions of the Ancillary Agreements, from licensing or entering into any agreement or other arrangement whatsoever relating to its trademarks or other intellectual property provided that subject as aforesaid and subject to the other provisions of clause 6.4 of this Agreement neither the Vendors nor any member of the Lucas Group shall grant any licence under any of its trade marks or other intellectual property to use or exploit the same in circumstances where the licensee is or is to become (either directly or indirectly) engaged, concerned with or interested in a Competing Business;

              6.4.10 from continuing to carry on the business as it exists at
                     Completion of the rewinding of stators, rotors and heavy duty armatures nor from developing such business or any business of a similar type (but not by way of exports into Argentina or the South African Territory);

              6.4.11 from continuing to hold shares in, to control or to acquire further shares in Lucas Aftermarket KK (a Japanese corporation) or, subject to the provisions of the Ancillary Agreements, from Lucas Aftermarket KK continuing to carry on any of its businesses existing at Completion nor from developing such businesses or any business of a similar type but not by way of exporting into Argentina or the South African Territory in relation to Pty and Indiel Products or into any country in Europe in relation to Acton HD Products provided that in relation to heavy duty starter motors and alternators not so exported Lucas Aftermarket KK shall only sell the same for Japanese applications by which is meant for vehicles whose country of origin is in Asia or whose original electrics equipment is of Asian origin;

              6.4.12 from appointing a distributor in or for the South African
                     Territory, from supplying that distributor in the South African Territory with starter motors and/or alternators and/or components thereof (not being heavy duty products or components thereof), to which, or to the packaging of which, the name or trade mark "Lucas" shall have been applied ("Lucas Branded Products") and from granting such distributor the right to sell such Lucas Branded Products in the South African Territory, if at the time of such appointment, supply, or grant no member of the Purchaser's Group is an exclusive distributor appointed by any member of the Lucas Group in or for the South African Territory in respect of any starter motors or alternators;

              6.4.13 from appointing a distributor in or for Argentina, from supplying that distributor in Argentina with starter motors and/or alternators and/or components thereof (not being heavy duty products or components thereof), to which, or to the packaging of which, the name or trade mark "Lucas" shall have been applied ("Lucas Branded Products") and from granting such distributor the right to sell such Lucas Branded Products in Argentina, if at the time of such appointment, supply, or grant no member of the Purchaser's Group is an exclusive distributor appointed by any member of the Lucas Group in or for Argentina in respect of any starter motors or alternators;

              6.4.14 from continuing to carry on the business as it exists at
                     Completion of manufacturing and/or selling to the Aftermarket and the OE Market rectifiers and regulators being components for alternators nor from developing such business but not by way of exports to Argentina or the South African Territory other than to Indiel or Pty save that Lucas or any member of the Lucas Group shall be entitled to make sales of such rectifiers and regulators to the OE Market which may result in alternators incorporating such rectifiers or regulators being exported by third parties to Argentina or the South African Territory.
6.5
              6.5.1 The Vendors hereby agree that each of the restrictions contained in clause 6.3 above is reasonable and necessary
                                  ==========
                     for the protection of the Purchaser Guarantor's and the Purchasers' proprietary interests in the Activity and its goodwill and in Pty and Indiel and the goodwill in relation to their respective businesses but if any such restriction shall be found by a competent court to be void or voidable at the option of the Vendors, or any of them, but would be valid and enforceable if some part thereof were deleted or the period or the area of application of the restraint reduced such restriction shall apply with such modification as may be necessary to make it valid and enforceable and not voidable.

              6.5.2  Without prejudice to clause 6.5.1 if any restriction or
                                          ============
                     undertaking is found by any court or other competent authority to be void, voidable or unenforceable the parties shall negotiate in good faith to replace such void, voidable or unenforceable restriction or undertaking with a valid provision which has materially the same or similar legal and commercial effect as such void, voidable or unenforceable undertaking or restriction as the case may be which it replaces.

6.6    Each undertaking contained in clause 6.3 shall be construed to impose a
                                     ==========
       separate independent and severable undertaking in respect of each year (or part thereof), each locality within the relevant territory, each category of customers, each capacity in which the Lucas Group is prohibited from acting and each activity in respect of which the Lucas Group is restrained and if any one or more of such undertakings is held to be against the public policy or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue in full force and effect and shall bind the Vendors.

6.7    For the purposes of this clause 6 only the submission to the jurisdiction
                                ========
       of the courts referred to in clause 12 shall neither (and shall not be
                                    =========
       construed so as to) limit the right of the parties hereto to bring proceedings with respect to this clause 6. in any other court of competent jurisdiction nor shall ========= the institution of proceedings in any one or more jurisdictions preclude the institution of proceedings in any other jurisdiction (whether concurrently or not) of and to the extent permitted by applicable law.

6.8 The parties further agree regarding the interpretation and enforcement of this clause 6:-

       6.8.1 with respect to enforcement on behalf of Indiel and the Indiel Group and for matters pertaining to Argentina, that any dispute will be resolved as provided under Section 20.4 of the Argentinean Sale Agreement (Arbitration Provisions) and the law of Argentina shall govern such interpretation and enforcement; and

      6.8.2 with respect to matters pertaining to Pty, the Pty Group or the South African Territory, that the High Court of South Africa shall have non-exclusive jurisdiction with respect to such matters and the law of the Republic of South Africa shall govern such interpretation and enforcement; and

      6.8.3 with respect to interpretation and enforcement on behalf of the English Purchaser the provisions of clause 12 of this Agreement shall apply.

6.9 The parties agree that with respect to the provisions of clause 6.3 above, the Purchaser Guarantor is acting as trustee for each member of the Purchaser's Group and accepts the benefits conferred in terms of this clause 6 on behalf of each member of the Purchaser's Group and further that each such member shall be entitled to enforce the benefits and exercise the rights conferred on them in terms of this clause 6.

6.10   It is hereby acknowledged and agreed that:-

       (a)  a portion of the purchase price for the Argentinean Shares, and

       (b) a portion of the purchase price for the South African Shares shall be in consideration for the covenants given by the Vendors under this Agreement for the benefit of the Indiel Group and the Pty Group respectively.

7.     WAIVER
--     ------

       No waiver by any party to this Agreement of any of the requirements of this Agreement or any of its rights hereunder shall have effect unless given in writing and signed by or on behalf of the party giving the waiver and no delay by any party in exercising any of its rights hereunder shall impair the same. No single or partial exercise of any right or remedy shall preclude any further exercise thereof or the exercise of any other right.

8.     NOTICES
--     -------

       8.1 The addresses for service of the parties to this Agreement shall be:-

              8.1.1 in the case of the Vendors and each of them the registered office of the Subsidiary Vendor in the United Kingdom from time to time and shall be addressed to:-

                      The Legal Director - Lucas
                      Electrical and Electronic Systems; and

              8.1.2 in the case of each of the Purchaser Guarantor and the Purchasers -Prestolite Electric Incorporated, 2100 Commonwealth Boulevard, Ann Arbor, MI48105, USA - attention Kim Packard.

       8.2 Any notice will be deemed well served on the party to whom it is addressed if it be served personally or by courier delivery addressed to such party at its address for service and service shall be deemed to be effective upon such personal or courier delivery taking place.

       8.3 Any notices or statements to be served pursuant to this Agreement may be sent by facsimile process

              8.3.1 in the case of notices to the Vendors or any of them to the Legal Director - Lucas Electrical and Electronic Systems; fax: 0121 627 4420 or to such other fax number as may be notified to the Purchaser Guarantor and the Purchasers for the purposes of this clause 8.3; and

              8.3.2 in the case of notices to the Purchaser Guarantor and the Purchasers or any of them to Kim Packard; fax: (313) 913 6655 or to such other fax number as may be notified to the Vendors for the purposes of this clause 8.3.2.

       8.4 Any notice or statement so sent by facsimile process shall be deemed to have been served at the expiration of 2 hours after the time of despatch if despatched before 3.00 pm (local time at the place of destination) on any Business Day and in any other case at
              10.00 am (local time at the place of destination) on the Business Day following the date of despatch provided that it is followed by a hard copy of the notice or statement served on the recipient in accordance with clause 8.2.
9.   COSTS
--   -----
     Save as otherwise provided herein or therein each party hereto shall bear its own costs and expenses in connection with this Agreement each Sale Agreement, the Associated Documents and the Ancillary Agreements and the negotiations leading thereto.

10.  ENTIRE AGREEMENT
---  ----------------

     10.1 This Agreement, each Sale Agreement, the Ancillary Agreements and the documents referred to in it and them (including without limitation the Associated Documents but excluding the Memorandum as defined below) (collectively "the Transaction Documents and individually "a Transaction Document"), contain the whole agreement between the parties relating to the transactions contemplated by such Documents and any other transactions or matters related to them and supersede all previous agreements between the parties relating to these transactions. Each of the parties to this Agreement (including without limitation the Purchaser Guarantor), each Sale Agreement, each Ancillary Agreement and the Associated Documents acknowledges that it has not relied on any pre-contractual representations warranties or other assurances save for the Warranties (as defined in each Sale Agreement) the Purchaser Assurances (as contained in each Sale Agreement) and the Vendor Assurances (as contained in the English Sale Agreement) and otherwise as expressly set out in any of the Transaction Documents. Each party hereby agrees that it shall have no remedy against any other party for any negligent or innocent misrepresentation made by such other party in relation to such transactions prior to the Transaction Documents being entered into except to the extent that the same shall have been incorporated in any of such Transaction Documents as a warranty representation or indemnity in which case any claim in relation to the same shall be only on the basis of a breach of the relevant Transaction Document or under the relevant indemnity provision. Nothing in this clause 10.1 shall relieve any party from any liability for representations made fraudulently.

     10.2 Each of the Purchasers and the Purchaser Guarantor hereby agrees and acknowledges for itself and for and on behalf of each member of the Purchaser's Group that the Purchaser Guarantor and each member of the Purchaser's Group are solely responsible for the contents of the debt offering memoranda issued by Prestolite on 2 January 1998 and 16 January 1998 (together "the Memorandum") and that:-

            10.2.1 none of them has relied on any representation warranty assurance or other statement made by or on behalf of any member of the Lucas Group in preparing and issuing the same;

            10.2.2 none of them shall have any remedy or right of action against any member of the Lucas Group for any negligent or innocent misrepresentation made by any such member in relation to the Memorandum;

            10.2.3 if any person shall make any claim against any member of the
                   Lucas Group or any of their respective officers, directors, employees, agents, successors or assigns (each an "Indemnified Person") by reason of or resulting from or which arises out of or otherwise relates or is attributable to the despatch and/or publication of the Memorandum and/or the offer and sale of the securities offered and sold pursuant to the Memorandum and/or such Memorandum not containing all information which it is required by law or regulation to contain or any statement (including without limitation any statement of opinion or belief to whomsoever ascribed or by whomsoever given) therein being or being alleged to be untrue, inaccurate, incomplete or misleading or having been made negligently or otherwise without the required standard of skill and care the Purchaser Guarantor and each of the Purchasers shall and each of them shall indemnify the Parent Vendor for itself and for and on behalf of and as trustee for each Indemnified Party and hold each of them harmless from and against any and all liabilities losses damages claims costs and expenses interest awards judgments and penalties (including without limitation attorneys consultant and arbitration fees and expenses) suffered incurred or sustained by an Indemnified Person or to which an Indemnified Person becomes subject;

            10.2.4 nothing in this clause 10.2 shall relieve any member of the
                   Lucas Group from any liability for representations made fraudulently or from any liability it may otherwise have under any warranty or indemnity given pursuant to or other obligation under any of the Transaction Documents;

            10.2.5 the Memorandum shall not constitute a Transaction Document for the purposes of each of the Entire Agreement Clauses and none of such Clauses shall operate so as to prevent the provisions of this Clause 10.2 applying to the fullest extent possible.

11.  SURVIVAL OF CERTAIN PROVISIONS
---  ------------------------------

     This Agreement shall remain in force and effect after the Completion Date in respect of any matters covenants or conditions which shall not have been done observed or performed prior thereto notwithstanding Completion.

12.  GOVERNING LAW
---  -------------

     This Agreement shall be governed by English Law and the parties hereby submit to the non-exclusive jurisdiction of the English Courts. The submission to the jurisdiction of the courts referred to in this clause shall neither (and shall not be construed so as to) limit the right of the parties hereto to bring proceedings with respect to this agreement in any other court of competent jurisdiction nor shall the institution of proceedings in any one or more jurisdictions preclude the institution of proceedings in any other jurisdiction (whether concurrently or not) of and to the extent permitted by applicable law.

13.  GUARANTEES
---  ----------

     13.1 The Purchaser Guarantor guarantees to the Vendors in the terms set out in Schedule 3.

     13.2 The Parent Vendor guarantees to the Purchasers in the terms set out in Schedule 4.

14.  ANNOUNCEMENTS
---  -------------

     No announcement concerning the transactions contemplated by this or any Sale Agreement any Ancillary Agreement or any Associated Document or any matter ancillary to them and no disclosure of the terms of this or any Sale or other such

     Agreement or Associated Documents shall (save as required by law or the regulations of the London Stock Exchange or the New York Stock Exchange) be made by any party except with the prior written approval of the Subsidiary Vendor on behalf of the Vendors and the Purchaser Guarantor on behalf of the Purchaser.

15.  TERMINATION
---  -----------

     In the event that all of the Sale Agreements and Ancillary Agreements are not entered into and exchanged in accordance with clause 2 or all of the Sale Agreements are not completed in accordance with clause 3:-

     15.1 the parties thereto shall not be obliged to complete any of the Sale Agreements or Ancillary Agreements or any of the Associated Documents and each of such documents shall lapse and become null and void and all rights and obligations in respect thereof shall cease to have effect immediately save as may be expressly provided therein;

     15.2 the parties to all such documents shall immediately return any signed copies of the same held by them and all other documents delivered to them thereunder to the party delivering the same and shall immediately repay all payments received by them thereunder to the party making the same.

16.  ASSIGNMENT
---  ----------

     The benefit of this Agreement may not be assigned by either of the Vendors without the prior written consent of the Purchaser Guarantor or by the Purchaser Guarantor or the Purchasers without the prior written consent of the Subsidiary Vendor save that any party may assign the benefit of this agreement to any Subsidiary or Holding Company of it or to any other Subsidiary of its Holding Company if such assignment does not increase the liability of any party under this agreement. If at any time thereafter such assignee shall cease to be so connected with such assignor it shall prior to so ceasing reassign the benefit of this agreement to such assignor.

17.  NO THIRD PARTY BENEFICIARY
---  --------------------------

     Except as otherwise provided in this Agreement this Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted assigns and no third party shall accrue any benefit claim or right of any kind whatsoever pursuant to under by or through this Agreement.

18.  AUTHORITY
---  ---------

     18.1 Where in this Agreement there is any reference to the Vendors serving any notice, taking any action, giving any instructions or direction or reaching any agreement with the Purchasers, the Purchaser Guarantor or any of them the Vendors irrevocably authorise the Subsidiary Vendor to act on their behalf.

     18.2 Where in this Agreement there is any reference to the Purchasers serving any notice, taking any action, giving any instructions or direction or reaching any agreement with the Vendors or any of them the Purchasers irrevocably authorise Prestolite to act on their behalf.

19.  RESTRICTIVE TRADE PRACTICES ACT
---  -------------------------------

     No provision of this Agreement, by virtue of which this Agreement is subject to registration (if such be the case) under the Restrictive Trade Practices Act 1976 shall take effect until the day after particulars of this Agreement have been furnished to the Director General of Fair Trading pursuant to Section 24 of the Restrictive Trade Practices Act. For this purpose the expression "this Agreement" includes any agreement or arrangement of which this Agreement forms part and which is registrable or by virtue of which this Agreement is registrable.

                                   SCHEDULE 1
                                   ----------
                                     Part 1

                             DETAILS OF THE VENDORS

Lucas Limited whose registered office is at Stratford Road, Solihull, West
-------------
Midlands

LUCAS INDUSTRIES PLC whose registered office is also at Stratford Road,
--------------------
Solihull, West Midlands

LUCAS DIESEL DO BRASIL LTDA of Rodovia Raposo Tavares, KH30, Caixa Postal 14,
---------------------------
06700-000 Cotia, Sao Paolo, Brazil

                                     Part 2

                           DETAILS OF THE PURCHASERS


PRESTOLITE ELECTRIC INCORPORATED, a Delaware Corporation whose principal place
--------------------------------
of business is at 2100 Commonwealth Boulevard, Ann Arbor, Michigan 48105 USA

PRESTOLITE ELECTRIC LIMITED whose registered office is at Cleveland Road,
---------------------------
Leyland, Preston, Lancashire PR5 1XB

LUCAS INDIEL ARGENTINA SA, To33, Fo248, No 25, Registro Publico de Commercio of
-------------------------
the Province of San Luis, Argentina

LUCAS AUTOMOTIVE (PTY) LIMITED, registration number 05/32211/07 of 5 Yaron
------------------------------
Avenue, Lea Glen, Florida, Transvaal, South Africa

PRESTOLITE NEWCO INC., a Delaware Corporation whose principal place of business
----------------------
is at 2100 Commonwealth Boulevard, Ann Arbor, Michigan 48105 USA

                                   SCHEDULE 2
                                   ----------

                           THE ANCILLARY AGREEMENTS
                           ------------------------

     Distribution Agreement for South Africa between (1) Lucas Limited and (2) Lucas Automotive (Pty) Limited

     Distribution Agreement for Argentina between (1) Lucas Limited and (2) Lucas Indiel Argentina S.A.

     South African Supply Agreement between (1) Lucas Limited and (2) Lucas Automotive (Pty) Limited

     Supply and Distribution Agreement for South America (excluding Argentina) between (1) Lucas Indiel Argentina S.A. and (2) Lucas Diesel do Brasil Ltda

     Acton Trade Mark Licence between (1) Lucas Industries plc and (2) Prestolite Electric Limited

     Argentina Trade Mark Licence between (1) Lucas Industries plc and (2) Lucas Indiel Argentina S.A.

     LAO Sale and Transition Agreement between (1) Lucas Limited and (2) Prestolite Electric Limited

     Marketing Services Agreement between (1) Lucas Limited and (2) Prestolite Electric Limited

     Overarching Agreement between (1) PEI Holding Incorporated (2) Lucas Industries plc (3) Lucas Limited and (4) Prestolite Electric Limited

     Licence of Intellectual Property relating to In-Line Diesel Pumps between
     (1) Lucas Limited and (2) Prestolite Electric Limited

     In-Line Diesel Pumps Supply Agreement between (1) Lucas Limited and (2) Prestolite Electric Limited.

     Side Letter from Lucas Industries plc to Lucas Automotive (Pty) Ltd concerning use of Trade Marks under the Supply Agreement

     Side Letter from Lucas Industries plc to Lucas Indiel Argentina SA concerning use of Trade Marks under the Supply Agreement.

     Side Letter from Lucas Aftermarket Operations to Prestolite Electric Limited concerning H.D.E units required for Lucas Exchange Unit Programme.

     Side Letter from Lucas Industries plc to Lucas Automotive (Pty) Limited concerning sales to Lucas Ricambi

     Side Letter from Lucas Industries plc to Prestolite Electric Incorporated relating to calculation of EBITDA in certain circumstances

     Side Letter from Lucas Limited to Prestolite Electric Incorporated relating to Luis Perez

     Side Letter from Prestolite Electric Incorporated to Lucas Limited relating to conversion of US $ to (Pounds)Sterling

                                  SCHEDULE 3
                                  ----------
                     GUARANTEE BY THE PURCHASER GUARANTOR
                     ------------------------------------

1. In consideration of the Vendors entering into this Agreement, each Ancillary Agreement, each Sale Agreement and each Associated Document the Purchaser Guarantor irrevocably and unconditionally:-

    1.1 guarantees to the Vendors and each of them the due and punctual payment observance and performance by the Purchasers and each of them of all its and their respective liabilities and obligations whether present or future, express or implied, actual or contingent under or arising out of this Agreement, each Ancillary Agreement, each Sale Agreement and each Associated Document including any liability or obligation to pay damages;

    1.2 undertakes with the Vendors and each of them that whenever the Purchasers or any of them fails to pay or perform when due any of the liabilities or obligations referred to in clause 1.1 it will on demand by the Vendors from time to time pay, perform or procure the performance of any and all of the same;

    1.3 in addition to the obligations contained in clauses 1.1 and 1.2 and separate from them agrees to indemnify the Vendors and each of them in full on demand against any loss or damage or any liability (which liability will include all losses or costs claims expenses or damages including legal and other professional fees and expenses) which the Vendors or any of them may suffer or incur directly or indirectly;

         1.3.1 arising out of or as a result of or in connection with any failure for any reason of the Purchasers or any of them to pay, observe or perform any of the obligations referred to in this clause 1 when due; and

         1.3.2 in enforcing protecting or preserving or seeking to enforce protect or preserve any of the Vendors rights under this Agreement, any Ancillary Agreement, any Sale Agreement or any Associated Document.

2. None of the Vendors will be obliged before exercising any of the rights powers or remedies conferred upon it and them in respect of the Purchaser Guarantor under this guarantee or by law;

    2.1  to make demand of the Purchasers or any of them; or

    2.2 to enforce or seek to enforce any claim right or remedy against the Purchasers or any of them or any other person; or

    2.3 to make or file any claim in connection with the insolvency of the Purchasers or any of them or any other person; or

    2.4 to take any action or obtain judgement in any court against the Purchasers or any of them or any other person; or

    2.5 to enforce or seek to enforce any other security, indemnity, guarantee or lien taken in respect of any of the obligations of the Purchaser Guarantor under this guarantee.

3. Neither the liability of the Purchaser Guarantor under this guarantee nor the rights powers and remedies conferred on the Vendors under this guarantee or by law will in any way be released prejudiced diminished or affected by any of the following:-

    3.1 the granting of time or indulgence to or any compromise with or agreement not to sue the Purchasers or any of them the Purchaser Guarantor or any other person or the Vendors abstaining from proving or enforcing payment of any dividend or composition;

    3.2 the Vendors not giving the Purchaser Guarantor notice of any default by the Purchasers or any of them or of any action taken by the Vendors;

    3.3 any variation made in any of the terms of this Agreement, any Ancillary Agreement, any Sale Agreement or any Associated Document whether the same is made with or without the assent or knowledge of the Purchaser Guarantor;

    3.4 the Vendors obtaining or failing to obtain or perfect any other guarantee or security (whether contemporaneously with this Agreement, any Ancillary Agreement, any Sale Agreement or any Associated Document or not) or the modification, variation, renewal, release, termination or discharge by the Vendors of any security or guarantee now or hereafter held from the Purchasers or any of them or any other person (including any signatory to this Agreement, any Ancillary Agreement, any Sale Agreement or any Associated Document in respect of the liabilities and obligations referred to in clause 1.1;

    3.5 any defect in or the unenforceability of any security or guarantee given by or on behalf of the Purchasers or any of them or any other person in respect of any of the liabilities and obligations referred to in clause 1.1;

    3.6 any invalidity, illegality, unenforcability, irregularity or frustration in any respect of any of the liabilities or obligations referred to in clause 1.1; and

    3.7 any act omission or circumstances which but for this clause 3 might operate to prejudice, affect or otherwise diminish the liability of the Purchaser Guarantor under clause 1 or any of the rights powers or remedies conferred upon the Vendors or any of them under clause 1 or by law.

4. This guarantee is a continuing guarantee and will remain in full force and effect until all the liabilities and obligations referred to in clause 1 have been irrevocably paid and satisfied in full.

5. Without prejudice to the Vendors rights against the Purchasers and each of them as principal debtor the Purchaser Guarantor agrees as a separate and independent stipulation that any liabilities or obligations referred to in clause 1.1 which may not be recoverable on the footing of a guarantee (whether by reason of any legal limitation, disability or incapacity on or of the Purchasers or any of them or any other fact or circumstance) or which are or become illegal, voidable, unenforceable, discharged by any insolvency or irrecoverable (and whether or not known to the Vendors or the Purchaser Guarantor or any other person) will nevertheless be recoverable from and enforceable against the Purchaser Guarantor as sole or principal debtor in respect thereof and will be paid or performed by the Purchaser Guarantor on demand.

                                  SCHEDULE 4
                                  ----------

                        GUARANTEE BY THE PARENT VENDOR
                        ------------------------------

1. In consideration of the Purchasers or any of them entering into this Agreement, each Ancillary Agreement each Sale Agreement and each Associated Document the Parent Vendor irrevocably and unconditionally:-

    1.1 guarantees to the Purchasers and each of them the due and punctual payment observance and performance by the Vendors and each of them of all its and their respective liabilities and obligations whether present or future, express or implied, actual or contingent under or arising out of this Agreement, each Ancillary Agreement, each Sale Agreement and each Associated Document including any liability or obligation to pay damages;

    1.2 undertakes with the Purchasers and each of them that whenever the Vendors or any of them fails to pay or perform when due any of the liabilities or obligations referred to in clause 1.1 it will on demand by the Purchasers from time to time pay, perform or procure the performance of any and all of the same;

    1.3 in addition to the obligations contained in clauses 1.1 and 1.2 and separate from them agrees to indemnify the Purchasers and each of them in full on demand against any loss or damage or any liability (which liability will include all losses or costs claims expenses or damages including legal and other professional fees and expenses) which the Purchasers or any of them may suffer or incur directly or indirectly;

         1.3.1 arising out of or as a result of or in connection with any failure for any reason of the Vendors or any of them to pay, observe or perform any of the obligations referred to in this clause 1 when due; and

         1.3.2 in enforcing protecting or preserving or seeking to enforce protect or preserve any of the Purchasers' rights under this

                Agreement, any Ancillary Agreement any Sale Agreement or any other Associated Document.

2. None of the Purchasers will be obliged before exercising any of the rights powers or remedies conferred upon it and them in respect of the Parent Vendor under this guarantee or by law;

    2.1  to make demand of the Vendors or any of them; or

    2.2 to enforce or seek to enforce any claim right or remedy against the Vendors or any of them or any other person; or

    2.3 to make or file any claim in connection with the insolvency of the Vendors or any of them or any other person; or

    2.4 to take any action or obtain judgement in any court against the Vendors or any of them or any other person; or

    2.5 to enforce or seek to enforce any other security, indemnity, guarantee or lien taken in respect of any of the obligations of the Parent Vendor under this guarantee.

3. Neither the liability of the Parent Vendor under this guarantee nor the rights powers and remedies conferred on the Purchasers under this guarantee or by law will in any way be released prejudiced diminished or affected by any of the following:-

    3.1 the granting of time or indulgence to or any compromise with or agreement not to sue Vendors or any of them or any other person or the Purchasers abstaining from proving or enforcing payment of any dividend or composition;

    3.2 the Purchasers not giving the Parent Vendor notice of any default by the Vendors or any of them or of any action taken by the Purchasers;

    3.3 any variation made in any of the terms of this Agreement, any Ancillary Agreement, any Sale Agreement or any Associated Document whether the same is made with or without the assent or knowledge of the Parent Vendor;

    3.4 the Purchasers obtaining or failing to obtain or perfect any other guarantee or security (whether contemporaneously with this Agreement, any Ancillary Agreement any Sale Agreement or any Associated Document or not) or the modification, variation, renewal, release, termination or discharge by the Purchasers of any security or guarantee now or hereafter held from the Vendors or any of them or any other person (including any signatory to this Agreement, any Ancillary Agreement or any Sale Agreement or any Associated Document) in respect of the liabilities and obligations referred to in clause 1.1;

    3.5 any defect in or the unenforcability of any security or guarantee given by or on behalf of the Vendors or any of them or any other person in respect of any of the liabilities and obligations referred to in clause 1.1;

    3.6 any invalidity, illegality, unenforcability, irregularity or frustration in any respect of any of the liabilities or obligations referred to in clause 1.1; and

    3.7 any act omission or circumstances which but for this clause 3 might operate to prejudice, affect or otherwise diminish the liability of the Parent Vendor under clause 1 or any of the rights powers or remedies conferred upon the Purchasers or any of them under clause 1 or by law.

4. This guarantee is a continuing guarantee and will remain in full force and effect until all the liabilities and obligations referred to in clause 1 have been irrevocably paid and satisfied in full.

5. Without prejudice to the Purchasers rights against the Vendors as principal debtor the Parent Vendor agrees as a separate and independent stipulation that any liabilities or obligations referred to in clause 1.1 which may not be recoverable on the footing of a guarantee (whether by reason of any legal limitation, disability or incapacity on or of the Vendors or any of them or any other fact or circumstance) or which are or become illegal, voidable, unenforceable, discharged by any insolvency or irrecoverable (and whether or not known to the Purchasers or the Parent Vendor or any other person) will nevertheless be recoverable from and enforceable against the Parent Vendor as sole or principal debtor in respect thereof and will be paid or performed by the Parent Vendor on demand.

SIGNED BY CHRIS LONG-LEATHER  )  /s/ Chris Long-Leather
                                 ----------------------
as duly authorised attorney   )
for and on behalf of          )
LUCAS LIMITED                 )

                        Chris Long-Leather as attorney for Lucas Limited



SIGNED BY CHRIS LONG-LEATHER    )  /s/ Chris Long-Leather
                                   ----------------------
as duly authorised attorney     )
for and on behalf of            )
LUCAS INDUSTRIES PLC            )

                        Chris Long-Leather as attorney for Lucas Industries plc



SIGNED BY CHRIS LONG-LEATHER           )  /s/ Chris Long-Leather
                                          ----------------------
as duly authorised attorney            )
for and on behalf of LUCAS DIESEL DO   )
BRASIL LTDA                            )

                        Chris Long-Leather as attorney for Lucas Diesel Do Brasil LTDA



PEI HOLDING INC.
By: /s/ P. Kim Packard
  --------------------
Name: P. Kim Packard
Title: President

By: /s/ Kenneth  C. Cornelius
    -------------------------
Name: Kenneth  C. Cornelius
Title:  Vice President



PRESTOLITE ELECTRIC INCORPORATED

By: /s/ P. Kim Packard
    ------------------
Name:  P. Kim Packard
Title: President

By:             /s/ Kenneth C. Cornelius
                ------------------------
Name:           Kenneth C. Cornelius
Title:          Vice-President



SIGNED by P. Kim Packard              )  /s/ P. Kim Packard
                                         ------------------
duly authorised for and on behalf of  )
PRESTOLITE ELECTRIC                   )
LIMITED                               )

                          Director



SIGNED by Kenneth C. Cornelius            /s/ Kenneth C. Cornelius
                                          ------------------------
As attorney in fact for               )
and on behalf of                      )
LUCAS INDIEL ARGENTINA S.A            )



SIGNED by Kenneth C. Cornelius            /s/ Kenneth C. Cornelius
                                          ------------------------
duly authorised for and on behalf of  )
LUCAS AUTOMOTIVE (PTY)                )
LIMITED                               )



PRESTOLITE NEWCO, INC.

By:    /s/ P. Kim Packard
       ------------------
Name:  P. Kim Packard
Title: President

By:    /s/  Kenneth C. Cornelius
       -------------------------
Name:  Kenneth C. Cornelius
Title: President